EXHIBIT 5.1, 8.1, 23.1




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                   [Letterhead of Thacher Proffitt & Wood LLP]



                                               February 24, 2005

Park Place Securities, Inc.                      Ameriquest Mortgage Company
1100 Town & Country Road                         1100 Town & Country Road
Orange, California 92868                         Orange, California 92868

Merrill Lynch, Pierce, Fenner & Smith            Wells Fargo Bank, N.A.
Incorporated                                     9062 Old Annapolis Road
as Representative of the several Underwriters    Columbia, MD 21045
Four World Financial Center
New York, New York 10080

                  Opinion: Underwriting Agreement
                  Park Place Securities, Inc.,
                  Asset-Backed Pass-Through Certificates, Series 2005-WHQ1
                  --------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Ameriquest Mortgage Company ("Ameriquest" or the "Seller") and Park Place Securities, Inc. (the"Depositor") in connection with (i) the Mortgage Loan Purchase Agreement, dated February 22, 2005 (the "Seller Sale Agreement"), between the Seller and the Depositor, (ii) the Pooling and Servicing Agreement, dated as of February 1, 2005 (the "Pooling and Servicing Agreement"), among the Depositor, HomEq Servicing Corporation (the "Master Servicer") and Wells Fargo Bank, N.A. (the "Trustee"), and the certificates issued pursuant thereto designated as Asset-Backed Pass-Through Certificates, Series 2005-WHQ1 (the "Certificates"), (iii) the Underwriting Agreement, dated February 22, 2005 (the "Underwriting Agreement"), among the Depositor, Ameriquest and Merrill Lynch, Pierce, Fenner and Smith Incorporated, as representative (the "Representative") of the several underwriters named therein (the "Underwriters"), (iv) the Certificate Purchase Agreement, dated February 24, 2005 (the "Certificate Purchase Agreement") among the Depositor, Ameriquest and Merrill Lynch, Pierce, Fenner and Smith Incorporated as representative of the several initial purchasers named therein (the "Initial Purchaser"), (v) the Indemnification Agreement, dated February 24, 2005 (the "Indemnification Agreement") among the Depositor, Ameriquest and the Master Servicer, (vi) the Prospectus Supplement, dated February 22, 2005 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated February 22, 2005 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus") and (vii) the Private Placement Memorandum dated February 24, 2005 (the "Private Placement Memorandum"). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Swap Administration Agreement, the Underwriting Agreement, the Certificate Purchase Agreement, the Indemnification Agreement and the Swap Provider Indemnification Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.
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         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, with your permission we have assumed, and are relying thereon without independent investigation, (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         The opinions expressed below with respect to the enforceability of any right or obligation under any agreement are subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law,
(ii) the effect of certain laws, regulations and judicial and other decisions upon the availability and enforceability of certain remedies including the remedies of specific performance and self-help and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to venue or forum, to confer subject matter jurisdiction on a federal court located within the State of New York to adjudicate any controversy in any situation in which such court would not have subject matter jurisdiction, to waive the right to jury trial, to impose a penalty or forfeiture, to release, exculpate or exempt a party from, to require indemnification of a party for, liability for its own action or inaction to the extent that the action or inaction includes negligence, recklessness or willful or unlawful conduct, to sever any provision of any agreement, to restrict access to legal or equitable remedies, to establish evidentiary standards, to appoint any person or entity as the attorney-in-fact of any other person or entity, to require that any agreement may only be amended, modified or waived in writing, to provide that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy, to provide that the election of a particular remedy does not preclude recourse to one or more remedies, to provide that the failure to exercise or the delay in exercising rights or remedies will not operate as a waiver of any such rights or remedies, to waive rights or remedies which can not be waived as a matter of law, to provide for set-off unless there is mutuality between the parties or to provide that any agreement is to be governed by or construed in accordance with the laws of any jurisdiction other than the State of New York, (iii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties and (iv) public policy considerations
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underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. We do not express any opinion herein with respect to any law the violation of which would not have any material adverse effect on the ability of any party to perform its obligations under any agreement. However, the non-enforceability of any such provisions will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the considerations referred to in foregoing clause
(iv) and the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof. Wherever we indicate that our opinion with respect to the existence or absence of facts is based on our knowledge, our opinion is based solely on the actual present knowledge of the attorneys in this firm who are directly involved in the representation of parties to the transactions described herein in connection therewith. In that regard we have conducted no special or independent investigation of factual matters in connection with this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal laws of the United States including without limitation the Securities Act of 1933, as amended (the "1933 Act") and Sections 860A through 860G (the "REMIC Provisions") of the Internal Revenue Code of 1986, as amended (the "Code") applicable to a real estate mortgage investment conduit ("REMIC") and applicable regulations thereunder and current judicial and administrative authority with respect thereto and the laws of the State of New York. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities laws of any jurisdiction.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The statements made in the Base Prospectus and the Prospectus Supplement under the heading "Federal Income Tax Consequences", to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

         2. Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V will qualify as a REMIC, (ii) the REMIC I Regular Interests will represent ownership of "regular interests" in REMIC I, and the Class R-I Interest will constitute the sole class of "residual interests" in REMIC I, (iii) the REMIC II Regular Interests will represent ownership of "regular interests" in REMIC II, and the Class R-II Interest will constitute the sole class of "residual interests" in REMIC II, (iv) each class of the Class A Certificates and the Mezzanine Certificates (exclusive of any right to receive payments from the Net WAC Rate Carryover Reserve Account or the Swap Account or the obligation to make payments to the Swap Account), the Class CE Interest, the Class SWAP-IO Interest and the Class P Interest will represent ownership of "regular


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interests" in REMIC III and will generally be treated as debt instruments of
REMIC III, and the Class R-III Interest will constitute the sole class of "residual interests" in REMIC III (v) the Class CE Certificates will represent ownership of the sole class of "regular interests" in REMIC IV and the Class R-IV Interest constitute the sole class of "residual interest in REMIC IV, (vi) the Class P Certificates will represent ownership of the sole class of "regular interests" in REMIC V and the Class R-V Interest constitute the sole class of "residual interest in REMIC V.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings "Federal Income Tax Consequences" and "Legal Matters," without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.


                                              Very truly yours,

                                              /s/ THACHER PROFFITT & WOOD LLP